EXHIBIT 10.51

August 27, 2004

Paul Mattison

16 West 16 Street, # PHDN

New York, NY 10011

Re:	Offer of Employment by MarketWatch, Inc.

Dear Paul:

I am pleased to extend an offer of employment to you on behalf of MarketWatch, Inc. (the “Company”), subject to the terms and conditions of employment set forth below. In addition, as soon as reasonably practicable, we will provide you with a three-year employment contract that memorializes the terms of this offer letter.

Title. You will serve as Chief Financial Officer reporting to Larry Kramer, Chief Executive Officer.

Office Location. You will be located in our San Francisco office. Under terms to be agreed to later, you may initially work from one of our New York offices until a transition plan and relocation package can be arranged and agreed to.

Start Date. Your employment will commence on September 7, 2004.

Compensation.

•	Base Salary. Your annual base salary of $275,000 will be paid on a semi-monthly basis, less applicable withholding and taxes as required by law. Your annual salary will be prorated as necessary to reflect the actual days of employment completed by you during the year.

•	Bonus. You are eligible to receive an annual bonus of up to fifty percent (50%) of your then-applicable Base Salary actually paid in a given year. There are two components to the annual bonus, a discretionary component and a guaranteed component:

•	Discretionary Component: The Discretionary Component shall be up to 25% of your then-applicable Base Salary actually paid in a given year. The Board or Compensation Committee has full discretion to decide when, if and how much of the Discretionary Component of the Bonus to give to you.

•	Guaranteed Component. The Guaranteed Component shall be 25% of your then-applicable Base Salary actually paid in a given year, and is payable in full upon the Company’s achievement of the financial objectives, which objectives shall be determined annually by the Board of Directors.

•	You must be an employee of the company at the time the bonus is paid to be eligible to receive the bonus.

•	Stock Options. You will be granted the opportunity to purchase up to Two Hundred Thousand (200,000) shares of Common Stock of the Company under our 2004 Stock Incentive Plan at the closing price of the Company’s Common Stock on the NASDAQ National Market on your employment start date. Except as stated below under “severance benefits”, so long as you remain employed by the Company, these shares will vest at the rate of one third (1/3) on each of the first three anniversaries of your employment start date.

Severance Benefits

•	If within 12 months after your start date the Company (or its successor) terminates you without cause, then thirty five thousand (35,000) of your unvested options shall automatically become fully vested and exercisable. Your remaining unvested options shall terminate. In addition, you shall receive three months salary continuation if your termination is within six months after your start date; six months salary continuation if your termination is after six months but within nine months after your start date; nine months salary continuation if your termination is after nine months but within one year after your start date; and 12 months salary if your termination is after twelve months after your start date.

•	If after 12 months following your start date the Company (or its successor) terminates you without cause, you shall receive 12 months of salary continuation.

Benefits Plans. During your employment with the Company, you will be provided with certain employee benefits as mandated by law. As a full-time employee, you also will be eligible to participate in certain benefit programs available to similarly-situated Company employees. Such benefit programs may be amended or cancelled from time to time in the sole discretion of the Company. Currently, such benefit programs include the following:

•	Medical and Dental Coverage. The first of the month following your start date with the Company, you and your dependents will be eligible to participate in the Company’s Medical, Dental, Vision, STD/LTD, and Life Insurance Plans in accordance with the express terms of those plans. Enrollment in such plans is voluntary, and employees may be required to share in a portion of the plan costs. Details of the plans are explained in benefit highlight brochures, copies of which will be provided to you through Human Resources.

•	Vacation. You will be eligible to participate in the MarketWatch Vacation Plan. You will accrue four (4) weeks of vacation per year, prorated to reflect the actual dates of employment completed by you during the year.

•	Employee Savings and Investment 401(k) Plan. You will be eligible to participate in the Company’s 401(k) Plan, subject to certain enrollment periods and other Plan terms. The Plan permits participants to defer taxes on a portion of their income by investing such income in certain investment vehicles. Plan participants employed at year-end are eligible to receive a match of a percentage of their annual contributions, as determined in the sole discretion of the Board of Directors.

•	Employee Stock Purchase Plan (“ESPP”). Full-time employees are eligible to participate in the Company’s ESPP, subject to the terms of the Plan. Offering / purchase periods occur on August 15 and February 14. Human Resources will provide additional information about the ESPP program to you.

Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information and materials of the Company and you may, during the course of your employment, develop certain information or inventions, which shall be the property of the Company. To protect the Company’s interests, you must sign the Company’s “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We also expect that you will not bring with you or use on behalf of the Company any confidential or proprietary information or material of any former employer, or to violate any other obligations you may have to any former employer.

At-Will Employment. Your employment with the Company is at will. This means that you may terminate your employment with the Company at any time, with or without notice or cause. The Company similarly may terminate your employment at any time, with or without notice or cause. Additionally, the Company may alter the terms and conditions of your employment at any time, with or without cause. Your participation in any stock option or benefit program must not be regarded as assuring employment for any particular period of time, and no statement, representation, or conduct of any person or entity may alter the at-will nature of your employment with the Company.

Immigration Compliance. The Immigration Reform and Control Act of 1986 requires that you present documentation demonstrating that you have authorization to work in the United States within three (3) business days after commencing employment with the Company. If you have questions about this requirement, which applies equally to U.S. and non-U.S. citizens, you may contact Human Resources.

Company Policies and Procedures. In addition to the information contained in this letter, certain policies and procedures shall apply to your employment with the Company, including without limitation the Code of Business Conduct and Ethics, and the Conflicts and Disclosure Policy contained therein, which you must sign as a condition of your employment. By accepting employment with the Company, you acknowledge your agreement to comply with all policies and procedures established by the Company from time to time. You will also be issued a Company Employee Handbook containing important policies and procedures relevant to your employment with the Company. It is a further condition of your employment that you sign an acknowledgement confirming your receipt of this Employee Handbook. You are required to comply with all such policies and procedures as are relevant to you throughout your employment. Any questions you may have at any time regarding the Company’s policies and procedures may be directed to Human Resources.

As confirmation of your acceptance of our offer of employment, please sign and return this letter to me within seven (7) days after the date of the letter. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions stated herein.

Should you have any questions, please do not hesitate to call me. We look forward to the opportunity to welcome you to the Company.

Very truly yours,

MarketWatch, Inc.

/s/ Kathy Yates
Kathy Yates
President and Chief Operating Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.

/s/ Paul Mattison	Date signed:	09/01/04
Signature of Paul Mattison